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                                                                    EXHIBIT 15.1


                    LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Crawford & Company:


We are aware that Crawford & Company has incorporated by reference in its previously filed Registration Statement File Nos. 2-78989, 33-22595, 33-47536, 33-36116, 333-02051, 333-24425 and 333-24427, its Form 10-Q for the quarter ended June 30, 1999, which includes our report dated August 6, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                            /s/ Arthur Andersen LLP


Atlanta, Georgia
August 6, 1999

















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